SEPARATION AGREEMENT AND RELEASE
This Agreement is between Castlight Health, Inc. ("Castlight") and Randall Womack (“Womack”).
RECITALS
Womack is currently employed by Castlight but Womack and Castlight agree that Womack will cease employment with Castlight on September 30, 2014.
Womack and Castlight desire to provide for an orderly mechanism for effecting a separation in order to assure that such separation will occur amicably and efficiently.
AGREEMENT AND RELEASE
ACCORDINGLY, the parties agree as follows:
1.Effective Date; Settlement Terms; and Sum.
(a)This Agreement will be effective and Castlight shall pay Womack the sum of $129,000 (“Settlement Sum”), on September 30, 2014 provided that he has signed this Agreement on September 30, 2014 (“Effective Date”). Womack agrees to be solely responsible for any taxes relating to the Settlement Sum and to defend, indemnify and hold Castlight harmless from and against any claims, liabilities or penalties related to any taxes on the Settlement Sum.

(b)Womack and Castlight agree that Womack’s last day of employment shall be September 30, 2014.

(c)If Womack elects under COBRA to continue Womack’s health insurance benefits, Castlight shall pay the amount owed by the Employee under COBRA for health insurance for the 6-month period following his last day of employment on September 30, 2014.

(d)On September 30, 2014, Castlight shall pay Womack his full 2014 target bonus in the amount of $154,000 and 25% of his projected full 2015 target bonus in the amount of $38,700, for a total of $192,700, less applicable deductions as required by law.

(e)Castlight has granted Womack certain options to purchase shares of Castlight’s Class A common stock pursuant to Castlight’s 2008 Stock Incentive Plan (the “2008 Plan”) and Class B common stock pursuant to Castlight’s 2014 Equity Incentive Plan (the “2014 Plan”). Provided that Womack has signed this Agreement on September 30, 2014, then on the effective date of this Agreement, all options granted to Womack will accelerate in vesting, such that the total number of shares vested under each option granted to Womack will be equal to the number of shares that would have vested had Womack remained employed through March 31, 2015. For clarity, it is acknowledged and agreed that as a result of the preceding sentence, the number of shares vested under each option granted to Womack will be as follows:
(i)the option to purchase 79,054 shares of Class A common stock granted pursuant to the 2008 Plan on November 9, 2010 will be vested as to all 79,054 shares;

(ii)the option to purchase 79,054 shares of Class A common stock granted pursuant to the 2008 Plan on November 9, 2010 will be vested as to all 79,054 shares;

(iii) the option to purchase 758,536 shares of Class A common stock granted pursuant to the 2008 Plan on November 9, 2010 will be vested as to all 758,536 shares;

(iv) the option to purchase 506,328 shares of Class A common stock granted pursuant to the 2008 Plan on November 9, 2010 will be vested as to all 506,328 shares;

(v)the option to purchase 188,154 shares of Class A common stock granted pursuant to the 2008 Plan on February 12, 2013 will be vested as to zero shares;

(vi)the option to purchase 41,846 shares of Class A common stock granted pursuant to the 2008 Plan on February 12, 2013 will be vested as to 19,166 shares;

(vii)the Option to purchase 11,829 shares of Class B common stock granted pursuant to the 2014 Plan on March 13, 2014 will be vested as to zero shares;

(viii)the option to purchase 108,171 shares of Class B common stock granted pursuant to the 2014 Plan on March 13, 2014 will be vested as to 30,000 shares;

(f) Provided that Womack has signed this Agreement on September 30, 2014, then Womack will also have the right to exercise the options set forth above (hereafter collectively referred to as the “Womack Options”) to the extent vested as of his termination of employment and as a result of the vesting acceleration provided for in paragraph 1(e) above, until May 3, 2015; provided, however, that the Womack Options will expire immediately upon the closing of a Corporate Transaction (as defined in the 2014 Plan). Any such exercise shall otherwise be in accordance with the terms of the 2008 Plan or 2014 Plan, as applicable, and the stock option agreements evidencing the Womack Options (hereafter collectively referred to as the “Stock Option Agreements”). Womack acknowledges and agrees that the foregoing extension to the exercise period will cause each Womack Option that is an incentive stock option to be reclassified as a non-qualified stock option upon effectiveness of this Agreement and, accordingly, at the time of exercise Womack will be required to satisfy all applicable tax withholding requirements that become due upon exercise of the Womack Options.

If Womack does not sign this Agreement, Castlight will provide Womack with a termination report with the vesting of the Womack Options as of Womack’s termination date and, per the Stock Option Agreements, Womack will have three (3) months following the termination date to exercise any vested shares and, after such date, Womack will no longer have a right to exercise the Womack Options as to any shares. Regardless of whether Womack signs this Agreement, Womack’s rights concerning the Womack Options above will continue to be governed by the Stock Option Agreements, as amended by this Agreement, if applicable and provided this Agreement becomes effective. Womack acknowledges and agrees that Womack has no rights in or to Castlight’s capital stock except as set forth herein.
2.Womack acknowledges and agrees that as an executive officer of Castlight, he may have come into possession of material nonpublic information regarding Castlight, and that in accordance with Castlight’s Insider Trading Policy and applicable law, he will not trade in Castlight securities until the first open trading window following his cessation of employment, and will not trade in Castlight securities while otherwise in possession of material nonpublic information.

3.General Release and Specific ADEA Release.
(a) Womack and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge Castlight, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Womack may have now or in the future arising from any act or omission or condition occurring on or prior to the effective date of this Agreement (including, without limitation, the future effects of such acts, omissions, or conditions), arising from or in any way related to his employment by Castlight, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation, including, but not limited to, the matters that were raised or could have been raised in the claim referenced above in the RECITALS (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, retaliation and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Womack likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims, or otherwise. Notwithstanding the foregoing, Released Claims shall not include any claims based on obligations created by or reaffirmed in this Agreement or that as a matter of law cannot be released.
(b) In further consideration of the payments and benefits provided to Womack and his representatives, heirs, successors, and assigns in this Agreement, Womack hereby irrevocably and unconditionally fully and forever waives, releases and discharges the Released Parties from any and all Claims, whether known or unknown, from the beginning of time to the date of the Womack's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, Womack hereby acknowledges and confirms that: (i) he has read this Agreement in its entirety and understands all of its terms; (ii) he has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) he knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) he is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) he was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) he understands that he has seven (7) days from the date he signs this Agreement to revoke only the release of ADEA claims in this paragraph by delivering notice of revocation to Shannon Espinola, Sr. Director, People Strategy at Castlight, 121 Spear Street, Suite 300, San Francisco, CA 94105 by overnight delivery before the end of such seven-day period, but that his release of any and all other claims under this Agreement shall be immediately effective and irrevocable upon his signing of this Agreement; and (vii) he understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which he signs this Agreement.

4.Section 1542 Waiver. The parties understand and agree that the Released Claims include not only claims presently known to Womack, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2. Womack understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Womack knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIS MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5.Covenant Not to Sue. The parties intend for this release to be enforced to the fullest extent permitted by law. Womack waives his right to file any charge or complaint arising out of his employment with or separation from the Company before any federal, state, or local court or any state or local administrative agency, except where such waivers are prohibited by law, provided, however, that he hereby waives any right to receive any monetary award resulting from such a charge or investigation.

6.Confidential Information, Return of Company Property, Nondisparagement and Non-Solicitation.
(a)Castlight has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes but is not limited to any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished personnel, legal matters, financial data, marketing and sales data, product and product development information, customer lists, employee lists, contracts, licensing agreements, processes, formulas, trade secrets, inventions, discoveries, improvements, data, know‑how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements (“Confidential Information”). Womack has had access to confidential information of other employees and vendors of Castlight. Confidential Information includes not only information disclosed by Castlight or its Clients to Womack in the course of Womack’s employment with Castlight, but also information developed or learned by Womack during the course of Womack’s employment with Castlight. Confidential Information is to be broadly defined.

(b)Womack acknowledges that during his employment with Castlight he has had access to such Confidential Information. Womack agrees that at all times after Womack’s employment with Castlight is terminated, Womack will (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential Information of Castlight or its other employees; (ii) not cause the transmission, removal or transport of Confidential Information of Castlight or its other employees; (iii) not publish, disclose, or otherwise disseminate Confidential Information of Castlight or its other employees.

(c)Womack agrees to promptly inform Castlight of all documents and data pertaining to his employment and the Confidential Information of Castlight and its other employees, whether prepared by Womack or otherwise coming into his possession or control. Womack agrees to promptly deliver to

Castlight all such written, electronic or other tangible material containing any information concerning or disclosing the Confidential Information of Castlight or its other employees or vendors. Womack agrees that he is not entitled to any of the benefits of this Agreement until he is in compliance with this Section 6. (c).
(d)Womack agrees to promptly deliver to Castlight all company property including any keys, books, records, credit cards, company-purchased cell phones and any other tangible property which has come into his possession or control during the term of his employment, save and except for Womack’s records of his payroll and employment-related tax documents; provided, however, that Castlight agrees Womack may retain, and is hereby transferred ownership of, the Castlight-issued computer equipment, consisting of two laptop computers and an ipad, used during his employment (subject to a security sweep to remove Castlight information and software, which the parties acknowledge has been completed), and Womack agrees that Castlight may retain, and is hereby transferred ownership of, the furnishings purchased by Womack that is located in the Castlight corporate apartment. Womack agrees that he is not entitled to any of the benefits of this Agreement until he is in compliance with this Section 6. (d).

(e)Womack acknowledges and agrees that the covenants contained in this Section 6 are material to this Agreement and that a violation of this Section shall constitute a material breach of this Agreement. Castlight shall be entitled to receive injunctive relief to enforce these covenants, and may seek any other remedy available to it by law.

(f) Womack agrees that he shall not disparage the Released Parties to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions which would place the Released Parties, or any of them, in a negative light.  Similarly, Womack will not disparage any Castlight product or service to anyone, including but not limited to, employees and former employees, media or other third parties, or otherwise make statements or take actions which would place such service in a negative light.  Additionally, Castlight agrees that it’s current Officers and Directors as defined in Section 16 of the Securities Exchange Act of 1934 shall not disparage Womack to anyone, including but not limited to, Castlight employees, and former employees, media or other third parties, or otherwise make statements or take actions which would place Womack in a negative light.

(g)Womack acknowledges that, because of his responsibilities at Castlight, he has been exposed to Castlight’s business strategies, information on customers and clients, and other valuable Proprietary Information and trade secrets, and that use or disclosure of such Proprietary Information and trade secrets in breach of this Agreement would be extremely difficult to detect or prove. He also acknowledges that Castlight’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Womack agrees as follows:
(i) Womack shall not, for a period of one year following termination of his employment with Castlight, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or employee of Castlight to leave Castlight or terminate his or her employment with Castlight.
(ii) Womack shall not, for a period of one year following the termination of his employment with Castlight for any reason: (i) use Castlight’s Proprietary Information or trade secrets to interfere with any business relationship or contract between Castlight and any of its customers, clients, vendors, business partners, or suppliers; or (ii) for the purpose of selling products or services competitive with Castlight’s, solicit any person, firm, corporation or entity that was a customer or client or prospective client of Castlight at any time during the one-year period preceding the termination date of my employment by using

Castlight’s Proprietary Information or trade secrets, or otherwise soliciting such customers by using means that amount to unfair competition.
7.Confidentiality. Womack understands and agrees that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by Womack to any entity or person, except Womack’s wife and tax attorney, accountant or other attorney, for any reason, at any time, without the prior written consent of Castlight, unless required by law.

8.Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Castlight. The liability for any and all claims is expressly denied by Castlight.

9.Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Castlight, or any other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Womack, Castlight, and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

10.Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11.Assignment; Successors and Assigns. Womack agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Womack represents that he has not previously assigned or transferred any claims or rights released by his pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

12.Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13.Attorneys’ Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

15.Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

16.Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party’s own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

Dated 9/30/2014	/s/Randall Womack
Dated 9/30/2014	CASTLIGHT HEALTH By:/s/ John C. Doyle